Exhibit 11


                       LUNAR CORPORATION AND SUBSIDIARIES
             Statement Regarding Computation of Earnings Per Share
                                  (Unaudited)


                                    Three months ended
                               September 30,   September 30,
                                   1996            1995
                               -------------   -------------

Net income                       $2,900,962      $1,327,742
                                 ==========      ==========
Weighted average shares
 outstanding                      8,513,892       7,998,513

Stock options calculated
 according to the treasury
 stock method                       558,403         725,673

Weighted average number of
 common and common-equivalent
 shares outstanding               9,072,295       8,724,186
                                 ==========      ==========
Net income per common and
 common-equivalent shares             $0.32           $0.15
                                      =====           =====